Sunshine Bancorp

Press Release
For Immediate Release

Contact:
Brent Smith
SVP, Corporate Development
(813)659-8626

Sunshine Bancorp, Inc. Reports First Quarter 2016 Financial Results
Plant City, FL - April 27, 2016 –

Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial results for the first quarter of 2016.

Net income for the three months ended March 31, 2016 was $154,000 compared to a net loss of $1.8 million for the three months ended December 31, 2015 and compared to a net loss of $353,000 for the three months ended March 31, 2015.

Total assets were $523.1 million at March 31, 2016 compared to $507.3 million at December 31, 2015 and $247.6 million at March 31, 2015.  The Bank continued to experience strong organic loan and deposit growth for the first quarter of 2016.  The loan and deposit portfolios as of March 31, 2016 totaled $337.8 million and $415.2 million, respectively, compared to $326.3 million and $399.1 million, respectively, at December 31, 2015. Loan growth for the first quarter 2016 was $11.5 million, or 14.0% annualized. Additionally, organic deposit growth for the first quarter 2016 was $16.1 million, or 12.0% annualized.  The Bank has continued to allow municipal deposits that do not have a corresponding lending relationship to runoff.  During the first quarter of 2016, the balance of public funds deposits decreased by $6.3 million.

Heading into the second quarter the Company is seeing its strongest loan pipeline in the past five quarters.  However, the Company is still experiencing significant competitive pressures even as the Florida economy continues to expand. These competitive pressures include below market pricing and an apparent loosening of credit underwriting standards.  In response, the Company remains focused on its disciplined credit underwriting standards and has focused its growth on relationship banking and targeted asset class diversification.

The Bank’s non-performing assets as of March 31, 2016 were $985,000 compared to $783,000 as of December 31, 2015.   The increase was due to one commerical real estate loan being placed on nonaccrual status. The Bank’s non-performing assets to total asset ratio as of March 31, 2016 was 0.19% compared to 0.15% as of December 31, 2015. In addition, the allowance for loan losses was 265.7% of non-performing loans at March 31, 2016.

Non-interest income for the three months ended March 31, 2016 was $667,000 compared to $409,000 for the three months ended March 31, 2015.  The increase of $258,000 was attributable to increases in service charges on deposit, mortgage broker fees and wealth management income.

Non-interest expense was $4.5 million for the three months ended March 31, 2016 compared to $2.7 million for the three months ended March 31, 2015. During the first quarter of 2016, the Bank had a robbery that resulted in a $50,000 loss which is the retention amount of its financial institution bond.  The Company believes there are additional opportunities to reduce operational expenses and is currently evaluating further steps necessary to implement cost savings.

Andrew Samuel, President and CEO, commented, “In the first quarter of 2016, we made decisions to walk away from some organic growth opportunities that did not fit our focus on relationship oriented growth.  We are confident that this distinction will provide enhanced long term value for our organization.  Strategic opportunities continue to present themselves with seller pricing expectations remaining high.  We have evaluated and continue to evaluate different strategic options while remaining focused on our disciplined acquisition criteria.”

Net interest income for the first quarter of 2016 increased $2.5 million, compared to the prior year period as a result of balance sheet growth.

In March 2016 the Company successfully completed a private issuance of subordinated debt totaling $11 million.  The total amount was contributed to the Bank to support ongoing loan growth.  Stockholders’ equity increased $542,000 to $71.9 million at March 31, 2016 compared to $71.4 million at December 31, 2015.  Sunshine Bank exceeds the well-capitalized levels with a March 31, 2016 leverage ratio of 11.3% compared to 9.8% at December 31, 2015 and 16.6% at March 31, 2015.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and eleven additional offices in Hillsborough, Polk, Manatee, Orange, and Pasco Counties, Florida. The Company provides community bank financial services to individuals, families, and business customers. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.mysunshinebank.com.

Sunshine Bancorp, Inc.
Consolidated Balance Sheet
(Dollars in thousands, except per share information)
	As of March 31,	As of December 31,	As of March 31,
	2016	2015	2015

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$12,490	$13,220	$5,110
Interest-earning deposits in financial institutions	30,686	16,523	10,822
Federal funds sold	18,443	29,601	28,933

Cash and cash equivalents	61,619	59,344	44,865
Time deposits with banks	3,920	4,410	5,390
Securities available for sale	70,005	65,944	60,039
Loans held for sale	453	790	347
Loans, net of allowance for loan losses of $2,532 and $2,511	337,784	326,266	118,675
Premises and equipment, net	17,613	17,612	6,751
Federal Home Loan Bank stock, at cost	1,306	1,597	211
Cash surrender value of bank-owned life insurance	12,203	12,122	7,317
Deferred income tax asset	6,272	6,426	2,825
Goodwill and other intangibles	10,071	10,101	-
Accrued interest receivable	1,050	1,048	543
Other real estate owned	32	32	41
Other assets	739	1,573	573

Total assets	$523,067	$507,265	$247,577

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand accounts	$101,490	$89,114	$47,344
Interest-bearing demand and savings accounts	207,410	198,977	99,732
Time deposits	106,300	111,020	35,997

Total deposits	415,200	399,111	183,073
Short-term borrowings	21,238	28,927	-
Long-term borrowings	11,000	-	-
Other liabilities	3,693	7,833	3,074

Total liabilities	451,131	435,871	186,147

Stockholders’ equity:
Common stock	53	53	42
Additional paid in capital	52,975	52,763	40,766
Retained income	22,000	21,846	23,738
Unearned employee stock ownership plan (“ESOP”) shares	(3,160)	(3,160)	(3,273)
Accumulated other comprehensive income	68	(108)	157

Total stockholders’ equity	71,936	71,394	61,430
Total liabilities and stockholders’ equity	$523,067	$507,265	$247,577

Sunshine Bancorp, Inc.
Consolidated Statement of Operations
(Unaudited),(in thousands, except per share information)
	Three months Ended
	March 31,

	2016	2015

Interest income:
Loans	$4,055	$1,529
Securities	221	223
Other	78	33

Total interest income	4,354	1,785
Interest Expense:
Deposits	315	67
Borrowed funds	25	-

Total interest expense	340	67

Net interest income	4,014	1,718
Provision for loan losses	-	-

Net interest income after provision for loan losses	4,014	1,718

Noninterest income:
Fees and service charges on deposit accounts	326	139
Gain on sale of other real estate owned	-	-
Mortgage Broker Fees	47	16
Gain on sale of securities	26	142
Income from bank-owned life insurance	95	58
Other	173	54

Total noninterest income	667	409
Noninterest expenses:
Salaries and employee benefits	2,576	1,564
Occupancy and equipment	576	299
Data and item processing services	341	120
Professional fees	171	124
Advertising and promotion	45	38
Stationery and supplies	46	25
FDIC Deposit insurance	102	56
Merger related	-	258
Other	621	262

Total noninterest expenses	4,478	2,746
Income (Loss) before income taxes	203	(619)
Income tax (benefit) expense	49	(266)

Net income (loss)	$154	$(353)

Basic and Dilutive earnings (loss) per share	$0.03	$(0.09)

	Quarter Ended *

	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015

Operating Highlights	(Unaudited)
Net Income	$154	$(1,776)	$35	$(151)	$(353)
Net interest income	4,014	3,938	3,786	1,724	1,718
Provision for loan losses	-	-	-	-	-
Non-Interest Income	667	471	425	324	409
Non-Interest Expense	4,478	6,863	4,141	3,526	2,746

Financial Condition Data:
Total Assets	$523,067	$507,265	$442,085	$476,989	$247,577
Loans, Net	337,784	326,266	320,356	307,002	118,675
Deposits:
Noninterest-bearing demand accounts	101,490	89,114	68,297	71,539	43,798
Interest-bearing demand and savings accounts	207,410	198,977	184,958	168,859	99,732
Time deposits	106,300	111,020	100,724	108,899	35,997

Total Deposits	415,200	399,111	353,979	349,297	179,527

Selected Ratios
Net interest margin	3.64%	3.78%	3.72%	2.78%	3.24%
Annualized return on average assets	0.1%	(1.5%)	0.0%	(0.3%)	(0.6%)
Annualized return on average equity	0.9%	(11.2%)	0.1%	(1.0%)	(2.3%)

Capital Ratios **
Total Capital Ratio	15.6%	13.1%	14.3%	15.1%	31.3%
Tier 1 capital ratio	14.9%	12.4%	13.8%	14.5%	30.0%
Common equity tier 1 capital ratio	14.9%	12.4%	13.8%	14.5%	30.0%
Leverage ratio	11.3%	9.8%	10.6%	20.1%	16.6%

Asset Quality Ratios
Non-performing assets	$985	$783	$1,055	$1,666	$413
Non-performing assets to total assets	0.19%	0.15%	0.24%	0.35%	0.17%
Non-performing loans to total loans	0.28%	0.24%	0.32%	0.53%	0.31%
Allowance for loan losses(AFLL)	$2,532	$2,511	$1,947	$1,883	$1,743
AFLL to total loans	0.74%	0.76%	0.60%	0.61%	1.45%
AFLL to non-performing loans	265.7%	334.4%	190.3%	115.2%	468.6%

* Dollars in thousands
** Capital Ratios for Sunshine Bank only